ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of the 19th day of January, 2007 (the “Effective Date”), by and between Index Visual & Games Ltd., a corporation organized under the laws of Japan (“Seller”), and New Motion, Inc., a Delaware corporation (“Buyer”).

R E C I T A L S

A. Seller and Mobliss, Inc., a Washington corporation (“Mobliss”) have entered into that certain Asset Purchase Agreement dated as of November 17, 2006 (the “Mobliss Agreement”), pursuant to which Mobliss has agreed to sell to Seller all right, title and interest in certain assets, including without limitation, all assets included in the Mobliss billing system and the carrier contracts listed on Exhibit A hereto (the “Carrier Contracts”); and

B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets (as defined below), upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual premises set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A G R E E M E N T

1. Purchase and Sale of Assets.

(a) Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, free and clear of any and all liens, claims and encumbrances of any kind, the assets set forth on Exhibits A, B, C, D and E hereto (collectively the “Purchased Assets”).

(b) Consents to Assignment. This Agreement shall not constitute an agreement to assign any interest in any instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment thereof without the consent required or necessary of a third party would constitute a breach or violation thereof or affect adversely the rights of Buyer thereto. If such a consent of a third party which is required to assign any such interest is not obtained prior to the Closing Date (as hereafter defined), or if an attempted assignment would be ineffective or would adversely affect Seller’s ability to convey its interest to Buyer, Seller and Buyer shall cooperate in any lawful arrangement to provide that Buyer shall receive Seller’s entire interest in the benefits under any such instrument, contract, lease, permit or other agreement or arrangement including, without limitation, enforcement for the benefit of Buyer of any and all rights of Seller against any other party thereto arising out of the breach or cancellation thereof by such party or otherwise; provided, however, that nothing contained in this Section 1(b) shall affect the liability, if any, of Seller pursuant to this Agreement for failing to have disclosed the need for such consent or approval.

2. Purchase Price. The Purchased Assets shall be purchased by Buyer from Seller for an aggregate purchase price (the “Purchase Price”) of up to Two Million Three Hundred Twenty Thousand U.S. Dollars (US$2,320,000) payable as follows:

(i) Five Hundred Thousand U.S. Dollars (US$500,000) shall be paid by Buyer to Seller on the Initial Closing Date by delivery of a convertible promissory note in the form of Exhibit H hereto (the “Note”); and

(ii) Upon each assignment of a Carrier Contract, either at the Initial Closing or a Subsequent Closing, Buyer shall pay to Seller, by increasing the principal balance of the Note by an amount equal to that portion of the remaining Purchase Price, up to One Million Eight Hundred Twenty Thousand US Dollars (US$ 1,820,000), which is associated with the assigned Carrier Contract as set forth on Exhibit A.

3. The Closing.

(a) Initial Closing. The initial closing (the “Initial Closing”) of the purchase and sale of the Purchased Assets shall take place on that date which is five business days following the date on which all conditions to the Initial Closing have been satisfied or waived, at the offices of Buyer’s counsel, which offices are located at Stubbs, Alderton & Markiles LLP, 15260 Ventura Blvd., 20th Floor, Sherman Oaks, CA 91403, or such other date as agreed between the parties. On or before the Initial Closing, Seller shall deliver or assign to Buyer the Purchased Assets (other than the Carrier Contracts) and the Carrier Contracts with Cingular. The date of the Initial Closing shall be referred to herein as the “Initial Closing Date.”

(b) Subsequent Closings. The parties shall use all commercially reasonable efforts to obtain the consents and any other actions required to assign all of the Carrier Contracts to Buyer. Any Carrier Contracts that are not assigned to Buyer on or before the Initial Closing, shall be assigned, along with any software related to such Carrier Contract, to Buyer promptly following receipt of all required consents, and Buyer shall pay to Seller, by increasing the principal balance of the Note: (i) on January 26, 2007, the portion of the Purchase Price associated with all such Carrier Contracts assigned to Buyer following the Initial Closing and prior to January 26, 2007; and (ii) on March 7, 2007, the portion of the Purchase Price associated with all such Carrier Contracts assigned to Buyer from January 26, 2007 and by February 28, 2007. Unless such assignment is requested by Buyer pursuant to Section 3(d) below, Buyer shall have no obligation hereunder to purchase any Carrier Contract that is not assigned to Buyer on or before February 28, 2007. Each assignment of a Carrier Contract under this Section 3(b) shall be referred to as a “Subsequent Closing” and the date thereof, a “Subsequent Closing Date.” The Initial Closing and each Subsequent Closing shall be referred to herein as a “Closing” and the Initial Closing Date and each Subsequent Closing Date shall be referred to herein as a “Closing Date.”

(c) Closing Deliverables. At each Closing, Seller shall deliver to Buyer (or cause Mobliss to deliver to Buyer) a Bill of Sale and Assignment of Contract Rights, in a customary form reasonably acceptable Buyer and Seller, and such other documents as Buyer may reasonably request in order to vest in Buyer, good title in and to the Purchased Assets to be transferred to Buyer on such Closing Date, free and clear of any and all liens, claims, encumbrances or restrictions of any and every kind.

(d) Unassigned Carrier Contracts. If any Carrier Contract has not been assigned prior to February 28, 2007, and the respective carrier has not affirmatively stated that it will not agree to such assignment to Buyer, then Buyer may request that Seller and/or Mobliss use commercially reasonable efforts to cause such carrier to consent to the assignment, provided that Buyer shall pay all costs of Seller and/or Mobliss to maintain such Carrier Contract after February 28, 2007 until the earliest of (i) the date of the assignment of such Carrier Contract; (ii) the date the carrier affirmative refuses to allow the assignment of such Carrier Contract; or (iii) the date Buyer requests Seller and/or Mobliss to cease pursuing such assignment. If any such Carrier Contract is assigned to Buyer under this Section 3(d), then the portion of the Purchase Price associated with such Carrier Contracts shall be paid to Seller immediately upon such assignment. Seller’s and Buyer’s (and Mobliss’) obligations under this Section 3(d) shall expire on March 31, 2007.

4. Assumption of Liabilities. Except with respect to the contractual obligations under agreements included among the Purchased Assets to be performed from and after the Closing Date (the “Assumed Liabilities”), Buyer shall not, and expressly does not, assume any liabilities, obligations or commitments (including, but not limited to trade payables, bank or other debt, accrued payroll, vacation and other liabilities, and capitalized leases) of Seller, known or unknown, contingent or otherwise, of whatsoever kind or nature.

5. Intentionally Omitted.

6. Representations and Warranties of Seller. Seller represents and warrants to Buyer, as of the Closing Date, as follows:

(a) Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of Japan. Seller has all requisite power and authority and all requisite licenses, permits and franchises necessary to own, lease and operate its properties and assets and to carry on its business in the manner and in the locations as presently conducted.

(b) Authorization. Seller has all requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement and all the transactions contemplated hereunder. All proceedings have been taken and all authorizations have been secured which are necessary to authorize the execution, delivery and performance by Seller of this Agreement. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligations of Seller enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally from time to time in effect.

(c) Title. Seller will transfer, or cause Mobliss to transfer, to Buyer at each Closing, good title to all of the Purchased Assets transferred at such Closing, which to Seller’s actual knowledge shall be free and clear of all mortgages, pledges, liens (including, without limitation, tax liens), charges, security interests, claims of infringement, conditions, restrictions, encumbrances and obligations, of any type, kind or nature whatsoever (except those expressly assumed by Buyer as part of the Assumed Liabilities). The agreements or instruments under which Seller and/or, to Seller’s actual knowledge, Mobliss holds, leases or is otherwise entitled to the use of any Purchased Assets are in full force and effect and all rentals, royalties or other payments due thereunder prior to the applicable Closing Date have been fully paid. All of the fixed assets and equipment included in the Purchased Assets are purchased “as is” and “where is”.

(d) Trade Rights. Seller has not granted to any person or entity any licenses and other rights to use any of copyrights or common law rights and licenses owned, possessed by Seller or, used or held by Seller which are part of the Purchased Assets (the “Trade Rights”). Seller owns, or will own on upon the Initial Closing, all right, title and interest in and to each Trade Right, and is not obligated to pay any royalty, fee or commission to any person for use of any Trade Right. Seller has not agreed to indemnify or hold any person or entity harmless from or against any losses or claims resulting from any infringement of any Trade Right.

(e) Effect of Agreement. The execution and delivery by Seller of this Agreement, the sale by Seller of the Purchased Assets to Buyer at each respective Closing, the performance by Seller of its obligations pursuant to the terms of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not, in any respect material to Seller, with or without the giving of notice or lapse of time, or both:

(i) violate any provision of law, statute, rule, regulation or executive order to which Seller is subject;

(ii) violate any judgment, order, writ or decree of any court or administrative body applicable to Seller;

(iii) accelerate or constitute an event entitling the holder of any indebtedness of Seller to accelerate the maturity of any such indebtedness or increase the rate of interest presently in effect with respect to such indebtedness; or

(iv) result in the breach of, constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any mortgage, lien, security interest, charge or encumbrance upon any other properties of Seller under, any contract, agreement, commitment (written or oral) or other instrument to which Seller is a party, or by which the other properties of Seller are bound or affected.

(f) Powers of Attorney. No person has been granted and currently holds any power of attorney to act on behalf of Seller in respect of any of the Purchased Assets.

(g) No Finder’s Fee. Seller has not retained any finder, broker, agent or other party or incurred any liability or is otherwise obligated for any brokerage fees, commissions, finder’s fees or investment banking fees in connection with this Agreement or the transactions contemplated hereby.

(h) Investor Representations.

(i) Access to Information. Seller has had an opportunity to receive and review all documents and information that Seller considers material to Seller’s acquisition of the Note and the shares of common stock into which such Note is convertible (collectively, the “Securities”) and to ask questions of and receive answers from Buyer, or a person or persons acting on Buyer’s behalf, concerning Buyer and the terms and conditions of the acquisition of the Securities, and all such questions have been answered to the full satisfaction of Seller.

(ii) Knowledgeable and Sophisticated Investor. Seller is a sophisticated investor with such knowledge and experience in financial and business matters and investments in restricted securities of early stage companies that Seller is capable of evaluating the merits and risks of acquiring the Securities.

(iii) Accredited Investor. Seller is an “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

(iv) Investment Intent. Seller understands that the Securities have not been registered under the Securities Act, or any other applicable state or federal securities statutes (together with the Securities Act, the “Acts”). Seller is acquiring the Securities for investment, for Seller's own account, and not with a view to or for sale in connection with any distribution of the Securities. Seller understands that the Securities are subject to restrictions on transfer and that Seller may bear the economic risk of acquiring the Securities for an indefinite period of time, unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

(v) No General Solicitation. Seller acknowledges that the Securities were not offered to Seller by means of general solicitations, publicly disseminated advertisements or sales literature.

(vi) Legend. Seller acknowledges that a legend substantially as follows will be placed on the certificates representing the Securities:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

(vii) No Recommendation. Seller acknowledges that no federal or state agency has made any finding or determination relating to the fairness for investment in the Securities and no federal or state agency has recommended or endorsed the Securities.

(viii) Reliance. Seller understands that the Securities are being offered and sold to it in reliance on specific provisions of federal and state securities laws and that Buyer is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understandings of Seller set forth herein to determine the applicability of such provisions.

(i) Disclosure. No representation or warranty made by Seller in this Agreement or in any writing furnished by Seller to Buyer pursuant to or in connection with this Agreement, to Seller’s actual knowledge, contains any untrue statement of a material fact, or omits to state any material fact required to make the statements herein or therein contained not misleading.

(j) Disclaimer of Other Warranties. THE ABOVE REPRESENTATIONS AND WARRANTIES ARE THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY SELLER TO BUYER WITH RESPECT TO THE PURCHASED ASSETS. SELLER SHALL NOT HAVE ANY LIABILITY FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THE SALE, USE OR PERFORMANCE OF THE PURCHASED PRODUCTS. SELLER DISCLAIMS ALL OTHER WARRANTIES WITH REGARD TO THE PURCHASED ASSETS SOLD PURSUANT TO THIS AGREEMENT, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE OR PURPOSE.

7. Representations and Warranties of Buyer. Buyer represents and warrants to Seller, as of the Closing Date, as follows:

(a) Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer shall deliver to Seller at the Initial Closing a certificate of good standing from the appropriate government agency. Buyer has all requisite power and authority and all requisite licenses, permits and franchises necessary to own, lease and operate its properties and assets and to carry on its business in the manner and in the locations as presently conducted.

(b) Authorization. Buyer has all requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement and all the transactions contemplated hereunder. All proceedings have been taken and all authorizations have been secured which are necessary to authorize the execution, delivery and performance by Buyer of this Agreement. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligations of Buyer enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally from time to time in effect.

(c) Effect of Agreement. The execution and delivery by Buyer of this Agreement, the purchase by Buyer of the Purchased Assets at each Closing, the performance by Buyer of its obligations pursuant to the terms of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not, with or without the giving of notice or lapse of time, or both:

(i) violate any provision of law, statute, rule, regulation or executive order to which Buyer is subject or by which the Purchased Assets are bound or affected;

(ii) violate any judgment, order, writ or decree of any court or administrative body applicable to Buyer or by which the Purchased Assets are bound or affected; or

(iii) result in the breach of, constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under any material agreement, commitment, contract (written or oral) or other instrument to which Buyer is a party.

(d) Access to Information. Buyer acknowledges that Seller has not conducted any due diligence with respect to the Purchased Assets. Buyer has conducted a due diligence review of the Purchased Assets.

(e) No Violation. Buyer is not in violation of any order of any court, arbitrator or governmental, body material laws, ordinances or governmental rules or regulations (domestic or foreign) to which it is subject, or with respect to any material loan agreement, debt instrument or contract with a supplier or customer of Buyer or other agreement to which it is a party and has not failed to obtain or apply for any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or to the conduct of its business.

(f) No Litigation. There are no suits or proceedings pending or, to the knowledge of Buyer, threatened in any court or before any regulatory commission, board or other governmental administrative agency against or affecting Buyer which if determined adversely to Buyer could reasonably be expected to materially adversely affect Buyer’s business as presently conducted or its ability to perform its obligations hereunder or under the Note.

(g) Capitalization and Voting Rights.

(i) The authorized and issued and outstanding capital of Buyer consists, and will consist immediately prior to the Closing, solely of 10,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), of which 5,000,000 shares are issued and outstanding. The outstanding shares of Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the “Act”) and any relevant state securities laws, or pursuant to valid exemptions therefrom. All of the shares of Common Stock are held of record by the persons set forth on Schedule 7(g)(i) attached hereto.

(ii) Except for options to purchase 1,195,200 shares of Common Stock that have been granted by the Buyer, there are not outstanding any options, warrants, preferred stock or other securities convertible into or exercisable for capital stock or other rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Buyer of any shares of its capital stock. Buyer is not a party or subject to any agreement or understanding, and to Buyer’s knowledge, there is no agreement or understanding between any persons and/or entities that affects or relates to the voting or giving of written consents with respect to any security by a director of Buyer.

(h) Indebtedness. Attached as Schedule 7(h) is a Schedule of Indebtedness of Buyer and its subsidiaries. “Indebtedness” means, without duplication all (a) indebtedness for borrowed money, (b) notes payable, whether or not representing obligations for borrowed money, (c) obligations representing the deferred purchase price for property or services, (d) obligations secured by any mortgage or lien on property owned or acquired subject to such mortgage or lien, whether or not the liability secured thereby shall have been assumed, (e) all guaranties, endorsements and other contingent obligations, in respect of Indebtedness of others, whether or not the same are or should be so reflected in Buyer’s balance sheet, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (f) that portion of any lease payments due under leases required to be capitalized in accordance with generally accepted accounting principles consistently applied.

(i) Disclosure. A true and correct copy of the Certificate of Incorporation of Buyer, as amended, has been delivered to Seller’s counsel. Buyer has made available to Seller all the information reasonably available to Buyer that Seller has requested for deciding whether to accept the Note and Conversion Shares (as defined in the Note), including certain of Buyer’s projections and business plans (the “Business Plan”). The Business Plan was prepared in good faith; however, Buyer does not warrant that it will achieve any results projected in the Business Plan. No representation or warranty of Buyer contained in this Agreement or the Note or any schedule, exhibit or other written statement furnished to Seller by or on behalf of Buyer in connection with this Agreement or the Note (including with respect to any Conversion Shares as defined in the Note) contains or will contain any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein not misleading.

8. Pre Closing Covenants.

(a) Investigations. Between the date of this Agreement and the final Closing Date, Mobliss shall and Seller shall use commercially reasonable efforts to cause Mobliss to give Buyer and its respective representatives full access to all of Mobliss’ books, records, employees, customers, suppliers and agents possessing any information relating in any manner to the Purchased Assets, and Mobliss shall and Seller shall use commercially reasonable efforts to cause Mobliss to furnish Buyer with such financial and operating data and other information with respect to the Purchased Assets as Buyer shall from time to time request; provided, however, that any such investigation shall not affect any of the representations and warranties hereunder or under the Mobliss Agreement; and provided, further, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of Seller’s or Mobliss’ business. In no event shall Buyer have access to any books, records, employees, customers, suppliers and agents unrelated to the Purchased Assets.

(b) Operation of the Business Pending Closing. Between the date hereof and the Closing Date, unless Buyer consents in writing to the contrary, Seller (with respect to the following clauses (i), (ii), (iii), (vi) and (vii) only) and Mobliss shall, with respect to the Purchased Assets and Assumed Liabilities only:

(i) conduct its business in the ordinary course in accordance with prior practice;

(ii) not sell, lease, dispose of, convey or transfer or agree to sell, lease, dispose of, convey or transfer any Purchased Assets;

(iii) not incur any fixed or contingent obligation or enter into any agreement, commitment or other transaction or arrangement relating to the Purchased Assets which (x) may not be terminated by Seller on 30 days’ notice or less without cost or liability, and (y) which is not in the ordinary course of Seller’s business, and (z) which is not transferable or assignable to Buyer;

(iv) use its commercially reasonable efforts to preserve the Carrier Contracts;

(v) bear the risk of loss or damage to the Purchased Assets prior to the Closing, and maintain all Purchased Assets, whether owned or leased, in substantially the same condition as they now are;

(vi) not enter into any transaction or perform any act which would make any of the representations, warranties or agreements contained in this Agreement false or misleading in any material respect if made again immediately after such transaction or act; and

(vii) not, directly or indirectly, sell, transfer or otherwise dispose of, solicit any offer for the purchase or acquisition of, or engage in any negotiations, discussions or agreements with any Person other than Buyer, the purpose or result of which would be the sale, transfer or disposition of any Purchased Assets, excepting only sales from inventory in the ordinary course of business.

(c) Advice of Changes. If Seller becomes aware (without any duty of investigation or other inquiry) of any fact or facts which, if known at the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement or which, individually or in the aggregate, materially adversely affects the Purchased Assets, Seller shall promptly advise Buyer in writing thereof.

(d) Carrier Contracts. Seller, Buyer and Mobliss shall each use commercially reasonable efforts to cause the assignment of each of the Carrier Contracts from Mobliss and/or Seller to Buyer prior to February 28, 2007. In addition, following the Initial Closing, Mobliss and Seller shall assist, in good faith and using commercially reasonable efforts, Buyer in establishing business relationships with Sprint and any other carriers reasonably requested by Buyer, including facilitating introductions to the officers or other appropriate employees of such carriers.

9. Conditions to Obligations of Buyer. Unless waived, in whole or in part, in writing by Buyer, the obligations of Buyer to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to each Closing Date of each of the following conditions:

(a) Representations and Warranties of Seller to be True. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on each Closing Date with the same force and effect as though made on and as such Closing Date. Seller shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by Seller on or prior to such Closing Date.

(b) No Proceedings. No action, suit or proceeding before any court or any governmental body or authority pertaining to the transactions contemplated by this Agreement shall have been instituted or threatened on or prior to such Closing Date.

(c) No Adverse Change. Since the date of this Agreement there shall not have been any material adverse change in the Purchased Assets.

(d) Consents. On or prior to the Initial Closing, Seller shall have obtained and delivered to Buyer all required consents required to transfer the Purchased Assets (excluding the Carrier Contracts) and the Carrier Contracts with Cingular. On or prior to each Subsequent Closing, Seller shall have obtained and delivered to Buyer all consents required in order to transfer the Purchased Assets (and specifically the Carrier Contracts) being transferred and assigned to Buyer at such Closing.

(e) Fully Functioning System and Due Diligence. On or prior to the Initial Closing, Buyer shall be satisfied, in its sole discretion, that the Purchased Assets delivered and assigned to Buyer at the Initial Closing represent a fully functional message deliver and billing system with the capability to support the Carrier Contracts and shall have completed and approved to its sole satisfaction such other customary business and legal due diligence with respect to the Purchased Assets as it deems necessary.

(f) Mobliss Agreement. The transactions contemplated by the Mobliss Agreement, including the acquisition of the Purchased Assets, shall have been consummated pursuant to the terms of such agreement, without waiver of any material condition thereto, and Buyer shall be a third party beneficiary of such agreement.

(g) Closing Deliveries. All documents required to evidence the transfer of the Purchased Assets to Buyer shall be reasonably satisfactory in form and substance to Buyer’s counsel and Seller’s counsel, and such counsels shall have received all such counterpart original and certified or other copies of such documents as such counsels reasonably may request.

(h) Heads of Agreement. Buyer and Seller shall have entered into such other definitive agreements as either party deems reasonably necessary to implement all of the agreements and transactions contemplated by the Heads of Agreement dated as of even date herewith, by and between Buyer and Seller.

10. Conditions to Obligations of Seller. Unless waived, in whole or in part, in writing by Seller, the obligations of Seller to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to each Closing Date of each of the following conditions:

(a) Representations and Warranties of Buyer to be True. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on each Closing Date with the same force and effect as though made on and as of such Closing Date. Buyer shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by Buyer on or prior to such Closing Date.

(b) No Proceedings. No action, suit or proceeding before any court or any governmental body or authority pertaining to the transactions contemplated by this Agreement shall have been instituted or threatened on or prior to such Closing Date.

(c) Mobliss Agreement. The transactions contemplated by the Mobliss Agreement, including the sale of the Purchased Assets, shall have been consummated pursuant to the terms of such agreement.

(d) Heads of Agreement. Buyer and Seller shall have entered into such other definitive agreements as either party deems reasonably necessary to implement all of the agreements and transactions contemplated by the Heads of Agreement of even date herewith by and between Buyer and Seller.

(e) Registration Rights. If prior to any Closing Date Buyer shall have granted registration rights to any shareholder of the Company, then Buyer shall have granted to Seller registration rights which are pari passu or senior to the registration rights granted to such other shareholder in accordance with Section 15 below.

11. Support Services. Mobliss shall provide to Buyer the transfer and transitional support services set forth on Exhibit G.

12. Confidentiality; Publicity. Each party hereto (“Party”) acknowledges and agrees that any information or data such Party has acquired from or about any other Party, not otherwise properly in the public domain, was received in confidence (the “Confidential Information”). Any distribution of the Confidential Information to any person, in whole or in part, or the reproduction of the Confidential Information, or the divulgence of any of its contents (other than to such Party’s tax and financial advisers, attorneys and accountants, who will likewise be required to maintain the confidentiality of the Confidential Information) is unauthorized, except that any Party (and each employee, representative, or other agent of such Party) may disclose to any and all persons the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to such tax treatment and tax structure. Except as provided above with respect to tax matters, each Party, agrees not to divulge, communicate or disclose, except as may be required by law or for the performance of this Agreement, or use to the detriment of any other Party or for the benefit of any other person or persons, or misuse in any way, any Confidential Information of any other Party, including any scientific, technical, trade or business secrets of any other Party and any scientific, technical, trade or business materials that are treated by any other Party as confidential or proprietary, including, but not limited to, ideas, discoveries, inventions, developments and improvements belonging to any other Party and Confidential Information obtained by or given to any other Party about or belonging to third parties. Notwithstanding anything else in this Agreement or otherwise to the contrary, no party will issue any press release or other public announcement related to this Agreement or the transactions contemplated hereunder without the other Parties’ prior written approval.

13. Nature and Survival of Representations and Warranties, Indemnity.

(a) Nature and Survival of Representations and Warranties. All representations and warranties of the parties shall survive the consummation of the transactions hereunder and any and all inspections, examinations or audits on behalf of Buyer and Seller (as the case may be), and such representations and warranties shall be binding upon the parties to this Agreement, their successors and assigns for a period of 24 months following the execution of this Agreement.

(b) Indemnification by Seller. Seller hereby covenants and agrees with Buyer that, regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have and regardless of any Closing of the purchase of the Purchased Assets hereunder, Seller shall indemnify Buyer and its directors, officers, shareholders and affiliates, and each of their successors and assigns (individually, a “Buyer Indemnified Party”), and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines and penalties (excluding interest which may be imposed in connection therewith and arbitration/court costs and reasonable attorneys fees and disbursements of counsel) (collectively, “Losses”) incurred by any of them in connection with:

(i) any breach of, with respect to or any inaccuracy in, any of the representations, warranties, covenants or agreements made by Seller in this Agreement or any exhibit or schedule to this Agreement or any certificate, instrument or writing delivered in connection herewith;

(ii) any attempt (whether or not successful) by any person to cause or require a Buyer Indemnified Party to pay or discharge any debt, obligation, liability or commitment of Seller or Mobilss under any Carrier Contract attributable to any state of facts existing or any event occurring after January 13, 2004 and at or prior to September 28, 2006; or

(iii) any action, suit, proceeding, compromise, settlement, assessment or judgment arising out of or incidental to any of the matters indemnified against in this Section 13(b); provided, however, that Seller shall not be obligated to indemnify a Buyer Indemnified Party and hold it harmless under this Section 13(b) with respect to any settlement of a claim to which Seller has not consented, which consent shall not unreasonably be withheld or delayed. If, by reason of the claim of any third person relating to any of the matters subject to indemnification under this Section 13(b), a lien, attachment, garnishment or execution is placed upon any of the property or assets of any Buyer Indemnified Party, Seller shall also, promptly upon demand, furnish an indemnity bond sufficient to obtain the prompt release of such lien, attachment, garnishment or execution.

(c) Right to Defend, Etc. If the facts giving rise to any claim for indemnification hereunder shall involve any actual claim or demand by any third person against a Buyer Indemnified Party (who are referred to hereinafter as an “Indemnified Party”), the Indemnifying Party shall be entitled to notice of and entitled (without prejudice to the right of any Indemnified Party to participate at its own expense with counsel of its own choosing) to defend or prosecute such claim at its own expense and through counsel of its own choosing if it gives written notice of its intention to do so no later than the time by which the interests of the Indemnified Party would be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both the indemnifying party and the Indemnified Party and the Indemnified Party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of interest because of the availability of different or additional defenses to the Indemnified Party, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnifying party. The Indemnified Party shall cooperate fully in the defense of such claim and shall make available to the indemnifying party pertinent information under its control relating thereto, but shall be entitled to be reimbursed, as provided in this Section 13, for all costs and expenses incurred by it in connection therewith.

(d) Limitation on Indemnification. Seller hereby assigns all of its rights under Section 13 of the Mobliss Agreement to Buyer Indemnified Parties and agrees to use its commercially reasonable efforts to cooperate with each Buyer Indemnified Party, at such Buyer Indemnified Party’s expense, in enforcing any right or claim that a Buyer Indemnified Party may have against Mobliss hereunder or under the Mobliss Agreement. Notwithstanding anything to the contrary herein, Seller shall have no duty to defend or indemnify any Buyer Indemnified Party pursuant to this Section 13 unless such Buyer Indemnified Party shall first have exercised its rights with respect thereto against Mobliss as a third party beneficiary under the Mobliss Agreement and it shall have been judicially determined by a court of appropriate jurisdiction that Buyer Indemnified Party’s rights as a third party beneficiary of the Mobliss Agreement are valid, but unenforceable against Mobliss. Additionally, Seller shall not be obligated to indemnify any Buyer Indemnified Party with respect to any matter to the extent that such Buyer Indemnified Party shall have received any recovery with respect to such matter from Mobliss and unless such Buyer Indemnified Party shall have first used its commercially reasonable efforts to pursue and collect on any recovery available under any insurance policies, if applicable. The amount of losses or other liability incurred by a Buyer Indemnified Party shall be reduced (i) by any and all amounts recovered by such Buyer Indemnified Party under applicable insurance policies and (ii) to take account of any net tax benefit realized by Buyer Indemnified Party arising from the incurrence or payment of any indemnified amount. Seller shall not have any liability to any Buyer Indemnified Party under this Section 13 to the extent that the cumulative aggregate amount of Losses incurred by the Buyer Indemnified Parties under this Section 13 exceeds the aggregate amount of payments made by Seller to Mobliss under the Mobliss Agreement. No claim for indemnification under this Section 13 may be brought by any Buyer Indemnified Party against Seller unless written notice of such claim specifying in reasonable detail the nature of the claim and amount of Losses attributable thereto is delivered by such Buyer Indemnified Party to Seller within six (6) months after the final Closing Date. In no event shall any Buyer Indemnified Party be entitled to indemnification under Section 13 for any claim if any Buyer Indemnified Party had (as of the date of this Agreement) any actual knowledge of the existence of the facts and circumstances giving rise to the basis for such claim. The sole recourse and exclusive remedy of Buyer for breaches or inaccuracies of representations and warranties contained in this Agreement and other documents delivered pursuant hereto, or with respect to the Purchased Assets shall be indemnification under this Section 13 and Buyer may not bring any other claim whatsoever in connection therewith.

(e) Further Indemnification from Mobliss. In furtherance of the forgoing provisions of this Section 13 and of the indemnification obligations of Mobliss set forth in the Mobliss Agreement and as a material inducement to Buyer to enter into this Agreement (which is a closing condition under the Mobliss Agreement), Mobliss hereby covenants and agrees with Buyer that, regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have and regardless of any Closing of the purchase of the Purchased Assets hereunder, Mobliss shall indemnify each Buyer Indemnified Party and hold them harmless from, against and in respect of any and all costs, losses, incidental and consequential damages, claims, liabilities, fines and penalties (including interest which may be imposed in connection therewith and court costs and reasonable attorneys fees and disbursements of counsel) incurred by any of them in connection with:

(i) all liabilities of or claims against Buyer Indemnified Parties of any nature, whether accrued, absolute, contingent or otherwise, arising out of the Purchased Assets or Mobliss’ business attributable to any state of facts existing or any event occurring at or prior to any Closing (whether known or unknown to Mobliss or Buyer) to the extent not included in the Assumed Liabilities assumed by Buyer at such Closing, except to the extent such claims are attributable solely to a breach of any of the representations or warranties made by Buyer in this Agreement, any exhibit or schedule to this Agreement or any certificate, instrument or writing delivered in connection therewith;

(ii) any breach of, with respect to or any inaccuracy in, any of the representations, warranties, covenants or agreements made by Mobliss in the Mobliss Agreement, any exhibit or schedule to the Mobliss Agreement or any certificate, instrument or writing delivered in connection therewith;

(iii) any attempt (whether or not successful) by any person to cause or require a Buyer Indemnified Party to pay or discharge any debt, obligation, liability or commitment of Mobliss not specifically assumed by Buyer pursuant to this Agreement, including any obligation under a Carrier Contract that was required to be performed by Mobliss prior to the Closing Date; or

(iv) any action, suit, proceeding, compromise, settlement, assessment or judgment arising out of or incidental to any of the matters indemnified against in this Section 13(e); provided, however, that Mobliss shall not be obligated to indemnify a Buyer Indemnified Party and hold it harmless under this Section 13(e) with respect to any settlement of a claim to which Mobliss has not consented, which consent shall not unreasonably be withheld or delayed. If, by reason of the claim of any third person relating to any of the matters subject to indemnification under this Section 13(e), a lien, attachment, garnishment or execution is placed upon any of the property or assets of any Buyer Indemnified Party, Mobliss shall also, promptly upon demand, furnish an indemnity bond sufficient to obtain the prompt release of such lien, attachment, garnishment or execution.

14. Taxes. Seller, as between Buyer and Seller, shall remain liable for the filing of all tax returns and reports and for the payment of all federal, state, local and foreign taxes of Seller relating to the operation of Seller or use of the Purchased Assets by Seller for any period ending on or prior to the Closing Date upon which such Purchased Assets are transferred to Buyer and Seller shall remain so liable for the payment of all of the taxes attributable to or relating to the consummation of the transactions contemplated herein, and shall indemnify and hold Buyer harmless from and against all liability in connection therewith.

15. Registration Rights. On and after the date of this Agreement, in the event that Buyer grants any other stockholders of Buyer registration rights (whether demand registration, piggyback registration or registration on Form S-3), Buyer shall grant to Seller registration rights on terms, conditions and restrictions no less favorable than those granted to such other stockholders of Buyer, and the Conversion Shares (as defined in the Note) shall constitute “Registrable Securities” (or similar term) as defined and used in any such registration rights agreement (with the intent that the Conversion Shares shall be aggregated with such other shares subject to registration and be entitled to participate pari passu in any registration of shares of capital stock of Buyer); provided, however, that that Seller shall be bound by the terms, conditions and restrictions applicable to such registration rights and contained in any such registration rights agreement.

16. Arbitration. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. Any controversy, claim or dispute arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation or validity thereof, shall be resolved in the following manner:

(a)  The Parties shall use all reasonable efforts to resolve the controversy, claim or dispute through direct discussions. The senior management of each Party commits itself to respond promptly to any such controversy, claim or dispute. Within 30 days of written notice that there is such a controversy, claim or dispute, the Parties shall confer by telephone in an effort to reach an amicable settlement.

(b)  If no amicable settlement is reached as a result of the procedure in subsection 16(a) above, the Parties shall seek to resolve the controversy, claim or dispute by submitting the controversy, claim or dispute to arbitration in (i) in Los Angeles, California, in the case of a controversy, claim or dispute brought by Seller or (ii) in Tokyo, Japan, in the case of a controversy, claim or dispute brought by Buyer. Any arbitration conducted in Tokyo, Japan pursuant to this Agreement shall be administered by the Japan Commercial Arbitration Association pursuant to its commercial arbitration rules then in effect. Any arbitration conducted in Los Angeles, California pursuant to this Agreement shall be administered by the American Arbitration Association pursuant to its commercial arbitration rules then in effect. The determination of the arbitration shall be binding and final on the Parties and judgment on each Party may be entered in any federal or state court Los Angeles, California or Tokyo, Japan. Each Party hereby waives any right to and the arbitrator shall not have the power to award special, incidental, indirect, consequential, punitive, exemplary, double or treble damages of any kind arising in connection with this Agreement.

(c)  Each of the Parties hereby consents to the jurisdiction of any federal or state court located in Los Angeles, California, and Tokyo, Japan, and subject to the arbitration provisions of this Section 16, irrevocably agrees that all actions or proceedings relating to this Agreement shall be instituted and heard by any court of such jurisdiction. Each Party hereby waives any objection that it may have based on improper venue or forum non conveniens to the conduct of any proceeding in any such court and personal service of any and all process upon it, and consents to any such service of process made in the manner provided herein for the giving of notices under this Agreement. Each of the Parties shall be responsible for and pay its own costs and expenses, including attorneys’ fees, in connection with any such arbitration proceeding, provided that each Party shall be responsible for and pay 50% of the fee charged by the arbitrators in connection with any such proceeding.

17. Termination. This Agreement may be terminated:

(i) by mutual written agreement of Buyer and Seller; or

(ii) by Buyer by written notice to Seller, if the Initial Closing has not occurred, through no fault of Buyer, on or before January 31, 2007; or

(iii) by Seller by written notice to Buyer, if the Initial Closing has not occurred, through no fault of Seller, on or before January 31, 2007.

18. Miscellaneous.

(a) Further Assurances. Each of Seller and Buyer (and Mobliss) agrees to execute such further documents or instruments and to take such other actions as are necessary to carry out the transactions contemplated by this Agreement.

(b) Notices. All notices and demands under this Agreement will be in writing and will be delivered by personal service, or recognized national overnight courier service. A courtesy copy of such notice maybe delivered by fax or postal mail, but such delivery shall not constitute notice hereunder. All notices shall be to the address of the receiving party set forth below, or at such different address as may be designated by such party by written notice to the other party from time to time. Notice will be effective on receipt.

If to Seller: Index Visual & Games Ltd. 3F Yokomizo Bldg. 2-14-1, Kamiuma, Setagaya-ku Tokyo 154-0011 Japan Attention: Shigeki Takeuchi Fax: +81 90 9952 9652	If to Buyer: New Motion, Inc. 42 Corporate Park, Second Floor Irvine, CA 92606 Attention: Ray Musci Fax: 818-444-4513
If to Mobliss: Mobliss, Inc. 710 Second Avenue, Suite 600 Seattle, WA 98104 Attention: Tom Ederer Fax: 206-332-1754

(c) Amendment; Waiver. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, assigns, heirs and personal representatives. No provision of this Agreement may be waived unless in writing signed by all of the parties to this Agreement, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision.

(d) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED BOTH AS TO VALIDITY AND PERFORMANCE AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF. EACH OF THE PARTIES HERETO HEREBY WAIVES THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY SUCH LEGAL ACTIONS.

(e) Interpretation. This Agreement and all of the provisions hereof, shall be deemed drafted by all of the parties hereto. This Agreement shall not be interpreted strictly for or against any party, but solely in accordance with the fair meaning of the provisions hereof to effectuate the purpose and intent of this Agreement.

(f) Expenses. Each of the parties shall pay its own expenses incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby.

(g) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(h) Headings. The section and subsection headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

(i) Assignment. Except in connection with the transfer of the Purchased Assets to New Motion, the rights and obligations under this Agreement are not assignable.

(j) Entire Agreement. This Agreement and each of the attachments hereto, constitutes and embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof and there are no other agreements or understandings, written or oral, in effect between the parties relating to such subject matter except as expressly referred to herein.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

BUYER New Motion, Inc. By: ________________________ Name: Ray Musci Title: President	SELLER Index Visual & Games Ltd. By: _________________________ Name: Shigeki Takeuchi Title: President & CEO

With respect to its obligations hereunder, including Sections 3(d), 8, 11 and 13(e) and the Exhibits attached hereto. Mobliss, Inc. further acknowledges and agrees that New Motion, Inc. is an intended third party beneficiary of the Mobliss Agreement and may enforce the rights provided to it thereunder as if it were a party thereto.

Mobliss, Inc. By: _____________________ Name: ___________________ Title: ____________________

EXHIBIT A

CARRIER CONTRACTS
Carrier	Contract	Associated Purchase Price
Cingular Wireless LLC (f/k/a AT&T Wireless Services, Inc.) * Cingular Wireless LLC *	Messaging Agreement dated November 17, 2003, as amended SMS Connectivity Agreement dated January 8, 2004	$580,000
ALLTEL Communications, Inc.	Connectivity License Agreement by and between ALLTEL and Mobliss	$280,000
Cincinnati Bell Wireless Company	SMS Service Agreement	$10,000
Cricket		$60,000
My Thumb Interactive		$210,000
T-Mobile USA, Inc. **	T-Mobile Content Gateway Program Aggregator Agreement effective June 30, 2004	$150,000
Verizon Wireless ***	Advanced Messaging Agreement for Marketing Hubs dated October 16, 2003	$530,000
TOTAL		$1,820,000

*	Included in Purchased Assets to be delivered at Initial Closing, but associated Purchase Price payable on January 15, 2007.

**	Upon assignment of the T-Mobile Content Gateway Program Aggregator Agreement (as set forth in Exhibit A), Mobliss will transfer to all software related with the COGA platform.

***	Upon assignment of the Advanced Messaging Agreement For Marketing Messaging Hubs, Mobliss will transfer all software related with the NDM platform.

Exhibit A-1

EXHIBIT B

MOBLISS SOFTWARE

A. Source Code

Mobliss will transfer the current copy of the source control containing all source code for all bind related systems to New Motion, provided that Mobliss shall retain a copy of such source code for its use. Each of New Motion and Mobliss grants the other party a fully paid, non-exclusive, perpetual, sub-licensable and transferable license to use and modify such source code.

B. Development/Testing Infrastructure

Mobliss has a basic development environment that supports development and testing of the bind related systems. That environment along with the hardware will be transferred as part of the Purchased Assets. Each of New Motion and Mobliss grants the other party a fully paid, non-exclusive, perpetual, sub-licensable and transferable license to use and modify such development and testing environment.

Exhibit B-1

EXHIBIT C

HARDWARE

A. Networking

Item No.	Description	Quantity	Serial Numbers
1	Cisco 2691 Router	2	ONMBC00ARA
2	Netscreen Firewalls	2	0029072002000305 0029122002000115
3	Foundry FastIron Switches	4	2 Per Cabinet

B. Application Servers

Item No.	Description	Type	Quantity	Serial Numbers
4	Billing servers (Mercury, Venus)	HP DL140	2	m02bmf621w m03fm621w
5	AlertServer servers (Earth, Mars)	HP DL140	2	m02um6624 m024m6624
6	Web Servers (cagen, lacey)	HP DL140	2	m035mf6238 m03pmf6238
7	Coga Server (Sedna)	HP DL140	2	M00GMF662G
8	Utility servers for dns, syslog, cron scripts (pan)	HP DL140	1	M0FGMF623L
9	Aggregation Proxy Server (Neptune)	HP DL140	1	M00CMF6626

Exhibit C-1

C. Database System and Servers

Item No.	Description	Type	Quantity	Serial Numbers
10	PostgreSQL and MySQL server (naga)	HP DL380	1	D348LDNGH185
11	Oracle Server (tony, cleo)	HP DL585	2	EN1HMLKB5H EN1FMLKB5H
12	Storage Array	NetApp	1	PMA441920033947 PMA441920100544

New Motion shall support Mobliss’ services which are not acquired, but rely on the above hardware, and shall provide Mobliss access to the transferred hardware, pursuant to the Transition Support Agreement in the form attached hereto.

Exhibit C-2

EXHIBIT D

OTHER ASSETS

1. Co-location

Mobliss will, subject to approval by Internap, sub-let to New Motion at no cost other than Internap’s associated monthly service fee and related broadband costs, for a period of up to twelve months, two of the five cabinets (with the IP blocks 63.251.167.97/28 and 63.251.163.216/27) at the Internap datacenter co-location facility that Mobliss currently occupies; provided, that the sublease shall terminate upon New Motion entering into a co-location agreement directly with Internap.

2. Short Codes

(i) Demo Codes

Mobliss will use commercially reasonable efforts to transfer 10830 and 10838 demo codes to New Motion

(ii) Live Short Codes

Mobliss will transfer the following short codes to New Motion

TBD

Exhibit D-1

EXHIBIT E

OTHER CONTRACTS

Vibes Media, Data Services Agreement, dated January 13, 2003, as amended.

Exhibit E-1

EXHIBIT F

ADDITIONAL BILLING SYSTEM ASSETS

None.

Exhibit F-1

EXHIBIT G

TRANSITION SERVICES

1. Mobliss Obligations - Mobliss will make employees available for de minimis telephone and information support and consultation during normal business hours for a period of three (3) months following the Initial Closing. Such consultation will be limited to telephone and informational support, which support shall not exceed 40 hours in the first month following the Initial Closing, 20 hours in the 2nd month following the Initial Closing and 10 hours in the 3rd month following the Initial Closing.

2. Mobliss Services - Following the Initial Closing, Mobliss shall perform additional transition support services as reasonably requested by New Motion for a fee of $250 per hour for standard engineering services, and $300 per hour for engineering services outside the ordinary scope of service provided by Mobliss’ employees. Such fees shall be invoiced and paid monthly. In addition, upon presentation by Mobliss of an invoice accompanied by supporting documentation reasonably satisfactory to New Motion, New Motion shall reimburse Mobliss monthly for reasonable expenses, including (without limitation) travel expenses, incurred directly on behalf of New Motion in connection with the performance of transitional support services requested and authorized by New Motion following the Initial Closing.

Exhibit G-1

EXHIBIT H

CONVERTIBLE PROMISSORY NOTE

Exhibit H-1